Exhibit 99.8

Erie Indemnity Company Board of Directors Extends Executive Contracts

Erie, PA – September 14, 2005 –At its regularly scheduled meeting held on September 13, 2005, the Board of Directors of Erie Indemnity Company (NASDAQ: ERIE) approved the extension of employment contracts for the Company’s seven principal executive officers. The Board’s approval was based on the recommendation of the company’s independent Executive Compensation and Development Committee. In consultation with outside independent counsel and executive compensation consulting firms, the Executive Compensation and Development Committee determined it would be in the company’s best interest to extend the employment agreements with modifications. Those modifications include a reduction in the severance benefit multiple from 3 times covered compensation to 2.75 times for executive vice presidents and 2.50 times for a senior vice president. The multiple will remain at 3 for the chief executive officer. The terms of the contracts will be 4 years for the president and chief executive officer and 3 years for the other officers. Also, deferral options available under the current contracts were eliminated to conform the agreements with the requirements of the American Jobs Creation Act.

The amended contracts will become effective on December 12, 2005 upon the expiration of current contracts for president and chief executive officer Jeffrey A. Ludrof; senior executive vice president Jan R. Van Gorder; executive vice president Philip A. Garcia; executive vice president Thomas B. Morgan; executive vice president John J. Brinling Jr.; executive vice president Michael J. Krahe; and senior vice president Douglas F. Ziegler.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 14th largest automobile insurer in the United States based on direct premiums written and the 22nd largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has almost 3.8 million policies in force and operates in 11 states and the District of Columbia. Erie Insurance Group ranked 425 on the FORTUNE 500 and Erie Indemnity Company is included in Forbes Magazine’s PLATINUM 400 list of the best-managed companies in America.